Exhibit 99.1

CONFIDENTIAL

WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR THE FISCAL THIRD

QUARTER ENDED JUNE 30, 2011

Digital revenue approaching half of U.S. Recorded Music revenue

Music publishing grows digital, synchronization and performance revenue

•	Total revenue of $686 million grew 5% from the prior-year quarter and declined 1% on a constant-currency basis.

•	Digital revenue was $203 million, or 30% of total revenue, up 13% from $179 million in the prior-year quarter, and up 9% on a constant-currency basis.

•

Operating income was $10 million compared to an operating loss of $1 million in the prior-year quarter. Operating income included $10 million of severance charges ($3 million in Recorded Music, $2 million in Music Publishing and $5 million in Corporate) compared to $9 million of severance charges in the prior-year quarter ($7 million in Recorded Music and $2 million in Corporate) (the “Severance Charges”). Operating income in the quarter also included a $12 million benefit from a recorded music legal settlement with LimeWire (the “LimeWire Settlement”), as well as $5 million in expenses related to our sale to Access Industries (the “Transaction Expenses”).

•

Operating income before depreciation and amortization (OIBDA) of $77 million was up 20% from the prior-year quarter. This quarter’s OIBDA results reflect the impact of the LimeWire Settlement, which was partially offset by the Transaction Expenses. OIBDA for the current- and prior-year quarters reflects the Severance Charges.

•

Net loss was $0.30 per diluted share compared to a net loss of $0.37 per diluted share in the prior-year quarter. The Severance Charges had a $0.07 per diluted share impact in the quarter and a $0.06 per diluted share impact in the prior-year quarter. The LimeWire Settlement had a positive $0.08 per diluted share impact in the quarter and the Transaction Expenses had a negative $0.03 per diluted share impact in the quarter.

NEW YORK, August 4, 2011—Warner Music Group Corp. (WMG) today announced its third-quarter financial results for the period ended June 30, 2011. WMG closed its sale to Access Industries, Inc. on July 20th.

“Our focus on disciplined A&R investments, revenue diversification and innovative digital strategies has helped us to grow our Recorded Music revenue and deliver healthy increases in three key segments of our Music Publishing revenue,” said Edgar Bronfman, Jr., Warner Music Group’s CEO. “We are approaching the point where the majority of our U.S. Recorded Music business will be digital while continuing to transform our approach to artist signings with more than 60% of the artists on our active global recorded music roster being signed to deals with a comprehensive suite of expanded rights.

Steven Macri, Warner Music Group’s Executive Vice President and CFO, said, “An improved revenue profile, growth in digital and our artist development and cost-management efforts all contributed to enhanced OIBDA margins in the quarter and continue to position us well for the long term.”

For the quarter, revenue grew 5.2% to $686 million from $652 million in the prior-year quarter. Revenue for the quarter reflected growth in digital downloads and growth in the company’s European concert promotion business. On a constant-currency basis, revenue declined 1.0%, reflecting the impact of foreign currency exchange rates.

Domestic revenue was down 8.3% while international revenue improved 16.2%, or 4.5% on a constant-currency basis. Revenue growth in France and Japan offset declines in the U.S., U.K. and other parts of Europe.

Digital revenue of $203 million grew 13.4% over the prior-year quarter, or 9.1% on a constant-currency basis. Digital revenue was down 7.7% sequentially from the second quarter of fiscal 2011, or 9.0% on a constant-currency basis, and represented 29.6% of total revenue for the quarter. The growth in digital revenue over the prior-year quarter primarily reflected strength in global digital downloads and streaming. The sequential decline in digital revenue reflects a seasonal dip following the holiday sales period.

Operating income was $10 million compared to an operating loss of $1 million in the prior-year quarter. Operating margin increased by 1.7 percentage points to 1.5% compared to the prior-year quarter. OIBDA increased 20.3% to $77 million from $64 million in the prior-year quarter and OIBDA margin expanded 1.4 percentage points to 11.2% (see below for calculations and reconciliations of OIBDA and OIBDA margin). Operating income and OIBDA for the current- and prior-year quarters included the Severance Charges and, in the current quarter, the LimeWire Settlement and the Transaction Expenses.

Net loss was $46 million, or $0.30 per diluted share, compared with a net loss of $55 million, or $0.37 per diluted share, in the prior-year quarter. The Severance Charges had a $0.07 per diluted share impact in the quarter and a $0.06 per diluted share impact in the prior-year quarter. The LimeWire Settlement had a positive $0.08 per diluted share impact in the quarter while the Transaction Expenses had a negative $0.03 impact.

As of June 30, 2011, the company reported a cash balance of $290 million, total long-term debt of $1.952 billion and net debt (total long-term debt minus cash) of $1.662 billion.

Net cash used in operating activities was $11 million compared to net cash provided by operating activities of $49 million in the prior-year quarter. Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid or received for investments) was negative $36 million compared to positive $29 million in the prior-year quarter. The decrease in Free Cash Flow was driven primarily by the differential in year-over-year timing of sales and collections in the Recorded Music business as well as higher cash used for investments, partially offset by lower capital expenditures. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $52 million, compared to $117 million in the prior-year quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business increased 5.0% from the prior-year quarter to $545 million and declined 0.5% on a constant-currency basis, which reflects the impact of foreign-currency exchange rates. Domestic Recorded Music revenue fell 8.1% from the prior-year quarter to $227 million, while international Recorded Music revenue grew 16.9%, or 5.6% on a constant-currency basis, to $318 million. Revenue in the quarter reflected strength in France and Japan partially offset by declines in the U.S., U.K. and other parts of Europe.

Top sellers for the quarter included Bruno Mars, Superfly, Wiz Khalifa, Hugh Laurie and Cee Lo Green. Recorded Music revenue in the quarter also reflects growth in our European concert promotion business, as compared with the prior-year quarter.

Recorded Music digital revenue of $191 million grew 13.0% over the prior-year quarter, or 8.5% on a constant-currency basis, and represented 35.0% of total Recorded Music revenue, compared with 32.6% in the prior-year quarter. Domestic Recorded Music digital revenue grew 6.9% to $108 million, or 47.6% of total domestic Recorded Music revenue, compared with 40.9% in the prior-year quarter. International Recorded Music digital revenue grew 22.1%, or 10.7% on a constant-currency basis, to $83 million, and represented 26.1% of total international Recorded Music revenue, compared with 25.0% in the prior-year quarter. Growth in digital revenue was driven by strength in global digital downloads and streaming.

Recorded Music operating income improved to $40 million from $21 million in the prior-year quarter, resulting in an operating margin of 7.3%, up 3.3 percentage points from 4.0% in the prior-year quarter. Recorded Music OIBDA increased 29.2% to $84 million for the quarter, from $65 million in the prior-year quarter, and Recorded Music OIBDA margin expanded 2.9 percentage points from the prior-year quarter to 15.4%. The improvement in operating income and OIBDA reflects increased revenue, changes in our sales mix, proceeds from the LimeWire Settlement and lower Recorded Music Severance Charges.

Music Publishing

Music Publishing revenue was up 5.0% from the prior-year quarter, and declined 2.7% on a constant-currency basis, to $146 million. Domestic Music Publishing revenue dropped 9.3% from the prior-year quarter to $49 million, while international Music Publishing revenue grew 14.1%, or 1.0% on a constant-currency basis.

Digital revenue from Music Publishing grew to $15 million from $13 million, up 15.4% on both an as-reported and a constant-currency basis, and represented 10.3% of total Music Publishing revenue. Synchronization revenue improved by 25.0%, performance revenue improved by 18.0% and mechanical revenue declined by 24.0%. On a constant-currency basis, synchronization revenue grew 20.0%, performance revenue increased 7.3% and mechanical revenue fell 29.6%.

Synchronization revenue reflected the company’s focused effort to drive this business and is seeing increased inflows from streaming services. Digital revenue benefitted from the success of streaming services and the general expansion of digital services around the world. The improvement in performance revenue reflects the improved advertising market, the timing of cash flows and recent acquisitions. Mechanical revenue decline was attributable to the ongoing transition in the recorded music industry.

Music Publishing operating income increased to $2 million from $1 million in the prior-year quarter, resulting in an operating margin of 1.4%, up 0.7 percentage points from the prior-year quarter. Music Publishing OIBDA improved 22.2% to $22 million while Music Publishing OIBDA margin expanded 2.2 percentage points to 15.1%. Music Publishing operating income and OIBDA for the quarter included the Severance Charges.

Financial details for the quarter can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

About Warner Music Group

With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word, as well as Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution of material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at

http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp. - Consolidated Statements of Operations, Three and Nine Months 6/30/11 versus 6/30/10 (dollars in millions, except per share amounts)

	Three	Three		Nine	Nine
	Months	Months		Months	Months
	Ended	Ended		Ended	Ended
	June 30,	June 30,		June 30,	June 30,
	2011	2010	% Change	2011	2010	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues	$686	$652	5%	$2,157	$2,232	(3%)
Costs and expenses:
Cost of revenues	(378)	(353)	7%	(1,177)	(1,193)	(1%)
Selling, general and administrative expenses	(242)	(245)	(1%)	(762)	(804)	(5%)
Amortization of intangible assets	(56)	(55)	2%	(165)	(165)	—

Total costs and expenses	$(676)	$(653)	4%	$(2,104)	$(2,162)	(3%)

Operating income (loss)	$10	$(1)	—	$53	$70	(24%)
Interest expense, net	(47)	(46)	2%	(141)	(143)	(1%)
Other income (expense), net	6	1	—	5	(2)	—

Loss before income taxes	$(31)	$(46)	(33%)	$(83)	$(75)	11%
Income tax expense	(15)	(9)	67%	(20)	(24)	(17%)

Net loss	$(46)	$(55)	(16%)	$(103)	$(99)	4%
Less: loss attributable to noncontrolling interest	—	—	—	1	2	(50%)

Net loss attributable to Warner Music Group Corp.	$(46)	$(55)	(16%)	$(102)	$(97)	(5%)

Net loss per common share attributable to Warner Music Group Corp.:
Basic	$(0.30)	$(0.37)		$(0.68)	$(0.65)
Diluted	$(0.30)	$(0.37)		$(0.68)	$(0.65)
Weighted average common shares:
Basic	151.8	149.7		150.8	149.6
Diluted	151.8	149.7		150.8	149.6

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 6/30/11 and 09/30/10 (dollars in millions)

	June 30, 2011	September 30, 2010	% Change
	(unaudited)	(unaudited)
Assets:
Current Assets
Cash & cash equivalents	$290	$439	(34%)
Accounts receivable, less allowances of $83 and $111	357	434	(18%)
Inventories	28	37	(24%)
Royalty advances (expected to be recouped within 1 year)	160	143	12%
Deferred tax assets	30	30	—
Other current assets	89	78	14%

Total Current Assets	$954	$1,161	(18%)
Royalty advances (expected to be recouped after 1 year)	196	189	4%
Property, plant & equipment, net	124	121	2%
Goodwill	1,087	1,057	3%
Intangible assets subject to amortization, net	1,062	1,119	(5%)
Intangible assets not subject to amortization	100	100	—
Other assets	60	64	(6%)

Total Assets	$3,583	$3,811	(6%)

Liabilities & Deficit:
Current Liabilities
Accounts payable	$141	$206	(32%)
Accrued royalties	1,038	1,034	—
Accrued liabilities	226	314	(28%)
Accrued interest	15	59	(75%)
Deferred revenue	132	100	32%
Other current liabilities	32	40	(20%)

Total Current Liabilities	$1,584	$1,753	(10%)
Long-term debt	1,952	1,945	—
Deferred tax liabilities	164	169	(3%)
Other noncurrent liabilities	172	155	11%

Total Liabilities	$3,872	$4,022	(4%)
Common stock	—	—
Additional paid-in capital	627	611	3%
Accumulated deficit	(1,031)	(929)	11%
Accumulated other comprehensive income, net	66	53	25%

Total Warner Music Group Corp. Shareholders’ Deficit	$(338)	$(265)	28%
Noncontrolling interest	49	54	(9%)

Total Deficit	(289)	(211)	37%

Total Liabilities & Deficit	$3,583	$3,811	(6%)

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three and Nine Months 6/30/11 versus 6/30/10 (dollars in millions)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	% Change	Nine Months Ended June 30, 2011	Nine Months Ended June 30, 2010	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net cash (used in) provided by operating activities	$(11)	$49	—	$(18)	$100	—
Net cash used in investing activities	(25)	(20)	25%	(151)	(61)	—
Net cash provided by (used in) financing activities	6	—	—	5	(2)	—
Effect of foreign currency exchange rates on cash	1	(12)	—	15	(21)	—

Net (decrease) increase in cash	$(29)	$17	—	$(149)	$16	—

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand our operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S. (“GAAP”). In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Loss, Three and Nine Months 6/30/11 versus 6/30/10 (dollars in millions)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	% Change	Nine Months Ended June 30, 2011	Nine Months Ended June 30, 2010	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$77	$64	20%	$249	$263	(5%)
Depreciation expense	(11)	(10)	10%	(31)	(28)	11%
Amortization expense	(56)	(55)	2%	(165)	(165)	—

Operating income (loss)	$10	$(1)	—	$53	$70	(24%)
Interest expense, net	(47)	(46)	2%	(141)	(143)	(1%)
Other income (expense), net	6	1	—	5	(2)	—

Loss before income taxes	$(31)	$(46)	(33%)	$(83)	$(75)	11%
Income tax expense	(15)	(9)	67%	(20)	(24)	(17%)

Net loss	$(46)	$(55)	(16%)	$(103)	$(99)	4%
Less: loss attributable to noncontrolling interest	—	—	—	1	2	(50%)

Net loss attributable to Warner Music Group Corp.	$(46)	$(55)	(16%)	$(102)	$(97)	5%

Operating income margin	1.5%	(0.2%)		2.5%	3.1%
OIBDA margin	11.2%	9.8%		11.5%	11.8%

Figure 5. Varner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA. Three and Nine Months 6/30/11 versus 6/30/10 (dollars in millions)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	% Change	Nine Months Ended June 30, 2011	Nine Months Ended June 30, 2010	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total VMG Operating Income (Loss) - GAAP	$10	$(1)	—	$53	$70	(24%)
Depreciation and Amortization	67	65	3%	196	193	2%

Total VMG OIBDA	$77	$64	20%	$249	$263	(5%)

Recorded Music Operating Income - GAAP	$40	$21	90%	$97	$95	2%
Depreciation and Amortization	44	44	—	131	132	(1%)

Recorded Music OIBDA	$84	$65	29%	$228	$227	—

Music Publishing Operating Income - GAAP	$2	$1	100%	$33	$48	(31%)
Depreciation and Amortization	20	17	18%	57	53	8%

Music Publishing OIBDA	$22	$18	22%	$90	$101	(11%)

Constant Currency

Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue, including, for example, the $41 million, $29 million and $11 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, in the three months ended June 30, 2011 compared to the prior-year quarter. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

Figure 6. Varner Music Group Corp. - Revenue by Geography and Segment. Three and Nine Months 6/30/11 versus 6/30/10 as Reported and Constant Currency (dollars in millions)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Three Months Ended June 30, 2010	Nine Months Ended June 30, 2011	Nine Months Ended June 30, 2010	Nine Months Ended June 30, 2010
	As reported	As reported	Constant $	As reported	As reported	Constant $
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
US revenue
Recorded Music	$227	$247	$247	$730	$780	$780
Music Publishing	49	54	54	149	155	155
International revenue
Recorded Music	318	272	301	1,038	1,056	1,073
Music Publishing	37	85	96	254	259	266
Intersegment eliminations	(5)	(6)	(5)	(14)	(18)	(18)

Total Revenue	$686	$652	$693	$2,157	$2,232	$2,256

Revenue by Segment:
Recorded Music	$545	$519	$548	$1,768	1,836	$1,853
Music Publishing
Mechanical	38	50	54	111	137	139
Performance	59	50	55	153	155	157
Synchronization	30	24	25	85	73	74
Digital	15	13	13	43	41	41
Other	4	2	3	11	8	10

Total Music Publishing	146	139	150	403	414	421
Intersegment eliminations	(5)	(6)	(5)	(14)	(18)	(18)

Total Revenue	$686	$652	$693	$2,157	$2,232	$2,256

Total Digital Revenue	$203	$179	$186	$610	$562	$571

Free Cash Flow

Free Cash Flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to service debt, fund ongoing operations and working capital needs, make strategic acquisitions and investments and pay any dividends or fund any repurchases of our outstanding notes or common stock in open market purchases, privately negotiated purchases or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, Free Cash Flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

Because Free Cash Flow is not a measure of performance calculated in accordance with GAAP, Free Cash Flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under GAAP — “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free Cash Flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call Unlevered After-Tax Cash Flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider Unlevered After-Tax Cash Flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow. Three and Nine Months 6/30/11 versus 6/30/10 (dollars in millions)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Nine Months Ended June 30, 2011	Nine Months Ended June 30, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash flow (used in) provided by operating activities	$(11)	$49	$(18)	$100
Less: Capital expenditures	12	15	34	30
Less: Net cash paid for investments	13	5	117	31

Free Cash Flow (a)	$(36)	$29	$(169)	$39

(a) - Free Cash Flow includes cash paid for interest as follows

(dollars in millions):

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Nine Months Ended June 30, 2011	Nine Months Ended June 30, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Free Cash Flow	$(36)	$29	$(169)	$39
Plus: Cash paid for interest	88	88	176	169

Unlevered After-Tax Cash Flow	$52	$117	$7	$208

###

Media Contact: Will Tanous (212) 275-2244 Will.Tanous@wmg.com	Investor Contact: Jill Krutick (212) 275-4790 Jill.Krutick@wmg.com